Exhibit 10 (A)

February 4, 2015

Via Hand Delivery

Mr. Gregory A. Pratt

Re:    Compensation as Chairman and interim President and CEO

Dear Greg:

On behalf of Carpenter Technology Corporation (the “Company”), this letter describes the compensation you are eligible to receive in respect of your service to the Company as its interim President and Chief Executive Officer (“CEO”) and its Chairman of the Board of Directors (the “Board”).

A.	Compensation:

In respect of your service as the Company’s interim President and CEO, and as Chairman of the Board, and in lieu of any other cash or equity compensation for your service as a director, you will receive:

1.	Salary: $25,000 per month;

2.	Annual incentive: None;

3.	Target long-term incentive stock option grant value: $4.5 million.

•
Grant 50% of the target grant value ($2.25 million) in non-qualified stock options with an exercise price equal to the fair market value of the Company’s common stock on the effective date of grant (February 5, 2015).

•
Grant 50% of the target grant value ($2.25 million) in premium non-qualified stock options with an exercise price equal to a 25% premium to the fair market value of the Company’s common stock on the effective date of grant (February 5, 2015).

Effective date of stock option grant: February 5, 2015.

Value of stock option grant will be determined using assumptions consistent with those used by the Company for financial accounting purposes.

Vesting of each option grant:
3/12th’s of each option grant will be vested immediately on February 5, 2015 since you are in the third month serving as the Company’s interim President and CEO.
Remainder of each option grant will vest in 1/9th increments on the first day of each month over the following 9 months for each month you either serve as CEO or remain an employee of the Company to assist a new CEO during a transition period as requested by the Company’s Board. Any unvested options will be forfeited for any of the remaining months in which you discontinue to serve as CEO or fail to assist as an employee during a transition period as requested by the Board. Depending on the timing of the hiring of the new CEO and the amount and length of time your services will be requested for transition purposes following that event, the Human Resources Committee will then consider modifying the vesting period of the option grant to reflect the amount and length of time your services will be required during the transition period.

Option Term: 10 year term and the options will be exercisable after vesting even if you no longer are a Company employee or director.

In no event will the number of option shares to be granted exceed the maximum allowable shares that may be granted in any one year under the Company’s Stock-Based Incentive Compensation Plan for Officers and Key Employees and any reduction will be applied proportionately to both of the above-referenced grants.

4.
Reimbursement for all reasonable and necessary business expenses incurred for the benefit of the Company during your period of interim service, including reimbursement of reasonable transportation and temporary living expenses incurred by you as a result of your commuting and/or relocation to Berks County; and

5.	Payment or reimbursement for the reasonable costs of medical exam, tax and financial planning assistance, on the same basis as provided to other senior executive officers.

It is anticipated that your service as interim President and CEO and as an employee of the Company during a transition period to assist a new CEO as requested by the Company’s Board (“Interim Service”) will be for a period of approximately six to twelve months, provided that your service in this capacity may be terminated by you or the Board at any time, with or without cause. Board approval will be required for any extension of your Interim Service beyond a period of twelve months. At the time of any termination of your Interim Service, all compensation under paragraph A of this Agreement will cease, provided that the treatment of all stock option awards granted in respect of your Interim Service will be determined by reference to the applicable award agreements and plan documents.

Notwithstanding the terms of any Company plan or arrangement, you will not be eligible to participate in the Company’s Executive Bonus Compensation Plan or in any other incentive or perquisite arrangement or any severance, change in control, deferred compensation or non-qualified retirement plan not herein described. Additionally, notwithstanding the terms of any Company plan or arrangement, you will not receive any compensation (other than as set forth above under Section A of this Agreement) for service as Chairman, Committee member or as a director during the Interim Service.

B.General:

1.
The stock option incentive award described in this letter will be documented as soon as practicable following the effective date of grant in an individual award agreement, and such award agreement will then constitute the exclusive memorial of the terms of such award. The stock option incentive award will be granted under the Company’s Stock-Based Incentive Compensation Plan for Officers and Key Employees (or any successor arrangement then in effect) and will be subject to the terms and conditions of such arrangement.

2.	As used herein, the terms “disability” and “separation from service” will have the meanings defined in Section 409A of the Internal Revenue Code and related regulations.

3.
For avoidance of doubt, you will only be entitled to reimbursement for expenses incurred during your period of service to the Company. Reimbursement of all expenses is further subject to the requirements of Treas. Reg. §§ 1.409A-3(i)(1)(iv)(A)(3), (4) and (5).

4.	Any payment or transfer of property to you will be subject to tax withholding to the extent required by applicable law.

5.
The letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters.

6.	This letter will be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

To acknowledge your consent to and agreement with the foregoing, please execute and date this letter in the space provided below and return the executed copies to me. This letter may be signed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute a single instrument.

Sincerely,

CARPENTER TECHNOLOGY CORPORATION

/s/ Tony R. Thene
Tony R. Thene
Senior Vice President – Chief Financial Officer

Acknowledged and agreed on this

Date: February 4, 2015

/s/ Gregory A. Pratt
Gregory A. Pratt

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